EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-134593, 333-148932 and 333-148933) and Form F-3 (Nos. 333-112136 and 333-149063) of our report dated March 27, 2008 except for note 3k as to which the date is September 17, 2008 with respect to the consolidated financial statements of EZchip Semiconductor Ltd. (f/k/a LanOptics Ltd.) and our report dated March 27, 2008 with respect to the effectiveness of internal control over financial reporting of EZchip Semiconductor Ltd. included in this Annual Report (Form 20-F/A) for the year ended December 31, 2007.

Haifa, Israel	/s/Kost Forer Gabbay & Kasierer
KOST, FORER, GABBAY & KASIERER

September 17, 2008	A member of Ernst & Young Global